VistaGen Therapeutics Enters Strategic Collaboration with Celsis IVT to Further Advance LiverSafe 3D™

Companies structure collaboration to focus on development and characterization of VistaGen’s human pluripotent stem-cell derived liver cells

SOUTH SAN FRANCISCO, CA – March 4, 2013 (MARKETWIRE via COMTEX) – VistaGen Therapeutics, Inc. (OTCQB: VSTA), a biotechnology company applying stem cell technology for drug rescue, predictive toxicology and drug metabolism assays, and Celsis In Vitro Technologies (“Celsis IVT”), the premier global provider of specialized in vitro products for drug metabolism, drug-drug interaction and toxicity screening, have agreed to collaborate on characterizing and functionally benchmarking VistaGen’s human liver cell platform, LiverSafe 3D™, with Celsis IVT products for studying and predicting human liver drug metabolism.

VistaGen will utilize Celsis IVT’s experience and expertise in in vitro drug metabolism to help validate VistaGen’s stem cell-derived human liver cell platform.  In this strategic collaboration Celsis IVT will not only validate VistaGen’s stem cell-derived liver cells in traditional pharmaceutical metabolism assays, but will also determine genetic variations in VistaGen’s pluripotent stem cell lines that are important to drug development.  In addition, VistaGen will utilize Celsis IVT’s large inventory of cryopreserved primary human liver cells, currently used throughout the pharmaceutical industry for traditional and high-throughput ADME-Tox assays, as reference controls with which to monitor and benchmark the functional properties of VistaGen’s LiverSafe 3D™ platform.

With the assistance of Celsis IVT scientists, VistaGen aims to achieve four key objectives:

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Optimize techniques to handle and maintain primary human cryopreserved primary liver cells as reference controls for various drug development assays;

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Develop a stable supply of characterized and validated human cryopreserved primary liver cells to serve as internal controls and provide benchmark comparisons for the characterization of VistaGen’s pluripotent stem cell-derived liver cells;

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Characterize VistaGen’s stem cell derived liver cells using many of the same industry-standardized assays used to characterize primary human liver cells; and

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Produce a joint publication of the characterization of VistaGen’s stem cell-derived human liver cells.

“As an industry leader in the development of in vitro primary hepatocyte technology, Celsis IVT has extensive resources to aid us in the benchmarking of our novel liver cell-based platform to industry standards,” said H. Ralph Snodgrass, PhD, VistaGen’s President and Chief Scientific Officer. “We anticipate this collaboration will lead to the further validation of our LiverSafe 3D™ system for predicting liver toxicity and drug metabolism issues long before costly human clinical trials.”

“This is another example of our long-term dedication to using the power of human pluripotent stem cells as the basis of more predictive in vitro tools for drug discovery and development,” concluded Dr. Snodgrass.

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue, predictive toxicology and drug metabolism screening. VistaGen’s drug rescue activities combine its human pluripotent stem cell technology platform, Human Clinical Trials in a Test Tube™, with modern medicinal chemistry to generate novel, safer chemical variants (Drug Rescue Variants) of once-promising small molecule drug candidates. These are drug candidates discontinued by pharmaceutical companies, the U.S. National Institutes of Health (NIH) or university laboratories, after substantial investment in discovery and development, due to heart or liver toxicity or metabolism issues. VistaGen uses its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans, bringing human biology to the front end of the drug development process.

VistaGen’s small molecule prodrug candidate, AV-101, has completed Phase 1 development for treatment of neuropathic pain. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects millions of people worldwide.

Visit VistaGen at http://www.VistaGen.com, follow VistaGen at http://www.twitter.com/VistaGen or view VistaGen’s Facebook page at http://www.facebook.com/VistaGen.

About Celsis In Vitro Technologies

Celsis IVT, a subsidiary of Celsis International Ltd, is the premier world provider of specialized in vitro products for the study of metabolism, drug-drug interactions and toxicity in drug discovery and development. Since 1990, pharmaceutical and biotechnology companies have relied on Baltimore-based Celsis IVT for quality in vitro products for lead optimization. Celsis IVT products deliver faster time to results, enabling more productive and cost-effective research. Celsis IVT's patented LiverPool products; cryoplateable hepatocytes (the world's largest inventory); and other ADMET research tools are available worldwide.

For more information on Celsis IVT, visit www.celsisivt.com

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the success of VistaGen's stem cell technology-based drug rescue, predictive toxicology and metabolism screening activities, further development of stem cell-based bioassay systems, clinical development and commercialization of AV-101 for neuropathic pain or any other disease or condition, its ability to enter into strategic predictive toxicology, metabolism screening, drug rescue and/or drug discovery, development and commercialization collaborations and/or licensing arrangements with respect to one or more drug rescue variants, cell therapies or AV-101, risks and uncertainties relating to the availability of substantial additional capital to support its research, drug rescue, development and commercialization activities, and the success of its research and development plans and strategies, including those plans and strategies related to any drug rescue variant or cell therapy identified and developed by VistaGen, or AV-101. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For more information:

Shawn K. Singh, J.D.

Chief Executive Officer

VistaGen Therapeutics, Inc.

www.VistaGen.com

650-244-9990 x224

Investor.Relations@VistaGen.com

Mission Investor Relations

IR Communications

Atlanta, Georgia

www.MissionIR.com

404-941-8975

Investors@MissionIR.com